Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2017

FRESNO, CALIFORNIA…January 24, 2018… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $14,026,000, and diluted earnings per common share of $1.10 for the year ended December 31, 2017, compared to $15,182,000 and $1.33 per diluted common share for the year ended December 31, 2016.
FOURTH QUARTER FINANCIAL HIGHLIGHTS

•	The Company completed its acquisition of Folsom Lake Bank on October 1, 2017.

•
The Company recorded a one-time deferred tax revaluation expense of $3.54 million in the fourth quarter of 2017 related to the Tax Cuts and Jobs Act, which resulted in a reduction in diluted earnings per share of $0.26 in the quarter and $0.28 for the year.

•	Net loans increased $144.6 million or 19.35%, and total assets increased $218.3 million or 15.13% at December 31, 2017 compared to December 31, 2016.

•	Total deposits increased 13.51% to $1.43 billion at December 31, 2017 compared to December 31, 2016.

•	Total cost of deposits remain at record low levels at 0.08% and 0.09% at December 31, 2017 and 2016, respectively.

•
Capital positions remain strong at December 31, 2017 with a 9.71% Tier 1 Leverage Ratio; a 12.90% Common Equity Tier 1 Ratio; a 13.28% Tier 1 Risk-Based Capital Ratio; and a 14.07% Total Risk-Based Capital Ratio.

•	Net loan charge-offs in the fourth quarter of 2017 were $138,000, compared to net loan recoveries of $27,000 in the fourth quarter of 2016.

•	The Company will consolidate two banking offices into branches currently serving the same communities - one in Visalia and one in Folsom.

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“We are pleased with the fourth quarter and full year 2017 financial metrics. The merger with Folsom Lake Bank was completed on October 1, 2017, which contributed to the Company’s historic highs in Loans, Deposits and Pre-Tax earnings. All aspects of the merger are on target and integration plans are progressing well. The systems conversion is on schedule for early February,” stated James M. Ford, President & CEO of Central Valley Community Bank and Central Valley Community Bancorp.
“Our expansion in the Greater Sacramento Region has set the stage for continued growth of the Company in 2018 and beyond. Notwithstanding the one-time Deferred Tax Asset write-down as a result of the 2017 tax law changes, the Company’s core business continues to expand, benefiting from our nearly 40-year community bank relationship model that’s consistently delivered throughout our territory,” continued Ford.
“The strategic plan for 2018 includes consolidating two existing offices into branches in the same communities of Visalia and Folsom during the second quarter, allowing the Company’s cost structure to further improve and providing opportunity to invest in technology and continued growth initiatives throughout California’s San Joaquin Valley and the Greater Sacramento Region,” concluded Ford.
Net income for the year ended December 31, 2017 decreased 7.61% in 2017 compared to 2016, primarily driven by an increase of $2,876,000 in provision for income taxes which was the result of the one-time non-cash adjustment to deferred taxes of $3,535,000 due to the prospective change in the federal corporate tax rate from 35% to 21%. During the year ended December 31, 2017, the Company recorded an increase in net realized gains on sales and calls of investment securities, and an increase in net interest income, offset by an increase in non-interest expense compared to the year ended December 31, 2016. During the year ended December 31, 2017, the Company recorded a reverse provision for credit losses of $1,150,000, compared to a $5,850,000 reverse provision during the year ended December 31, 2016. Net interest income before the provision for credit losses for the year ended December 31, 2017 was $56,239,000, compared to $45,580,000 for the year ended December 31, 2016, an increase of $10,659,000 or 23.39%. Approximately $4,303,000 of the increase in net interest income was attributed to the Sierra Vista Bank (SVB) acquisition completed in 2016, $1,349,000 from the Folsom Lake Bank (FLB) acquisition completed in 2017, and approximately $5,007,000 from our continued organic growth. The impact to interest income from the accretion of the loan marks on acquired loans was $1,048,000 and $1,143,000 for the years ended December 31, 2017 and 2016, respectively. In addition, net interest income before

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the provision for credit losses for the year ended December 31, 2017 benefited from approximately $1,313,000 in income from prepayment penalties and payoff of loans previously on nonaccrual status, as compared to $586,000 for the year ended December 31, 2016. Excluding these benefits, net interest income for the year ended December 31, 2017 increased by $9,932,000 compared to the year ended December 31, 2016.
During the year ended December 31, 2017, the Company’s shareholders’ equity increased $45,526,000, or 27.75%, compared to December 31, 2016. The increase in shareholders’ equity was driven by the issuance of equity in connection with the FLB acquisition, as well as the retention of earnings, net of dividends paid, and an increase in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI).
Return on average equity (ROE) for the year ended December 31, 2017 was 7.69%, compared to 9.84% for the year ended December 31, 2016. The decrease in ROE was primarily the result of the one-time deferred tax revaluation expense, and the increase in shareholders’ equity. The Company declared and paid $0.24 per share in cash dividends to holders of common stock for the years ended December 31, 2017 and 2016. Annualized return on average assets (ROA) was 0.94% for the year ended December 31, 2017 and 1.15% for the year ended December 31, 2016. During the year ended December 31, 2017, the Company’s total assets increased 15.13%, and total liabilities increased 13.51%, compared to December 31, 2016.
On October 1, 2017, the Company completed the acquisition of FLB. With the FLB acquisition, the Company added two full service branches, located in Folsom, and Rancho Cordova. The FLB Roseville branch was consolidated with the Company’s Roseville branch in October 2017. The Company’s results of operations for the year ended December 31, 2017 include the FLB operations beginning October 1, 2017. Assets and liabilities acquired included loans of $117,815,000, net of a preliminary fair value mark of $4,057,000; bank premises and equipment of $561,000; and deposits of $171,948,000. The Company also recorded a core deposit intangible of $1,879,000, a premium on deposits of $132,000, and goodwill of $13,466,000 in the acquisition. The Company issued an aggregate of approximately 1.277 million shares of its common stock to FLB shareholders. Based on the closing price of the Company’s common stock on September 30, 2017 of $22.30 per share, the FLB common shareholders received aggregate merger consideration worth approximately $28.48 million.

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Non-performing assets increased by $403,000, or 15.85%, to $2,945,000 at December 31, 2017, compared to $2,542,000 at December 31, 2016. During the year ended December 31, 2017, the Company recorded $602,000 in net loan recoveries, compared to $5,566,000 in net recoveries for the year ended December 31, 2016. The net charge-off (recovery) ratio, which reflects annualized net recoveries to average loans, was (0.08)% for the year ended December 31, 2017, compared to (0.86)% for the same period in 2016. Total non-performing assets were 0.18% of total assets as of December 31, 2017 and December 31, 2016.
At December 31, 2017, the allowance for credit losses was $8,778,000, compared to $9,326,000 at December 31, 2016, a net decrease of $548,000 reflecting the reverse provision of $1,150,000 and the net recoveries during the period. The allowance for credit losses as a percentage of total loans was 0.97% at December 31, 2017, and 1.23% at December 31, 2016. Total loans includes loans acquired in the acquisitions of FLB on October 1, 2017, SVB on October 1, 2016 and Visalia Community Bank on July 1, 2013 that, at their respective acquisition dates, were recorded at fair value and did not have a related allowance for credit losses. The recorded value of acquired loans totaled $243,712,000 at December 31, 2017 and $168,296,000 at December 31, 2016. Excluding these acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.34% and 1.59% as of December 31, 2017 and December 31, 2016, respectively, and general reserves associated with non-impaired loans to total non-impaired loans was 1.34% and 1.55%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred credit losses within the loan portfolio at December 31, 2017.
The Company’s net interest margin (fully tax equivalent basis) was 4.41% for the year ended December 31, 2017, compared to 4.09% for the year ended December 31, 2016. The increase in net interest margin in the period-to-period comparison resulted primarily from an increase in the effective yield on average investment securities, and an increase in the yield on the Company’s loan portfolio. Net interest income during the year ended December 31, 2017 and 2016, also benefited by approximately $1,313,000 and $586,000, respectively, from prepayment penalties and payoff of loans previously on nonaccrual status.
For the year ended December 31, 2017, the effective yield on average total earning assets increased 32 basis points to 4.50% compared to 4.18% for the year ended December 31, 2016, while the cost of average total interest-bearing liabilities decreased slightly to 0.14% for the quarter ended December 31, 2017 as compared to

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0.15% for the quarter ended December 31, 2016. Over the same periods, the cost of average total deposits decreased to 0.08% for the year ended December 31, 2017 compared to 0.09% for the same period in 2016.
For the year ended December 31, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, totaled $568,426,000, an increase of $7,566,000, or 1.35%, compared to the year ended December 31, 2016. The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 3.06% for the year ended December 31, 2017, compared to 2.84% for the year ended December 31, 2016.
Total average loans (including nonaccrual), which generally yield higher rates than investment securities, increased $146,770,000, from $646,573,000 for the year ended December 31, 2016 to $793,343,000 for the year ended December 31, 2017. The majority of the year-over-year loan growth compared to the prior year was due to the acquisitions of SVB in 2016 and FLB in 2017. The effective yield on average loans increased to 5.51% for the year ended December 31, 2017, compared to 5.29% for the year ended December 31, 2016.
Total average assets for the year ended December 31, 2017 was $1,491,696,000 compared to $1,321,007,000 for the year ended December 31, 2016, an increase of $170,689,000 or 12.92%. During the year ended December 31, 2017 and 2016, the average loan-to-deposit ratio was 61.77% and 56.51%, respectively. Total average deposits increased $140,074,000 or 12.24% to $1,284,305,000 for the year ended December 31, 2017, compared to $1,144,231,000 for the year ended December 31, 2016. Average interest-bearing deposits increased $57,238,000, or 7.87%, and average non-interest bearing demand deposits increased $82,836,000, or 19.86%, for the year ended December 31, 2017, compared to the year ended December 31, 2016. The Company’s ratio of average non-interest bearing deposits to total deposits was 38.93% for the year ended December 31, 2017, compared to 36.46% for the year ended December 31, 2016. The year over year growth was primarily driven by the SVB and FLB acquisitions which closed on October 1, 2016 and October 1, 2017, respectively.
Non-interest income for the year ended December 31, 2017 increased by $1,245,000 to $10,836,000, compared to $9,591,000 for the year ended December 31, 2016, primarily driven by an increase of $882,000 in net realized gains on sales and calls of investment securities. A $204,000 increase in service charge income, and an increase of $294,000 in other income was offset by a decrease in loan placement fees of $377,000 and a $187,000 decrease in Federal Home Loan Bank dividends.

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Non-interest expense for the year ended December 31, 2017 increased $5,484,000, or 14.09%, to $44,406,000 compared to $38,922,000 for the year ended December 31, 2016. The net increase year over year was primarily attributable to the SVB and FLB acquisitions, which resulted in increases in salaries and employee benefits of $2,857,000, occupancy and equipment expenses of $432,000, license and maintenance contracts of $287,000, professional services of $251,000, ATM/Debit card expenses of $117,000, amortization of core deposit intangibles of $85,000, advertising expenses of $62,000, data processing expenses of $33,000, acquisition and integration expenses of $46,000, Internet banking expenses of $27,000, directors’ expenses of $67,000, and regulatory assessments of $10,000. Additionally, personnel expense increased $98,000, loan related expenses increased $97,000, donations increased $78,000, and telephone expenses decreased $92,000 in 2017 compared to 2016.
The Company recorded an income tax provision of $9,793,000 for the year ended December 31, 2017, compared to $6,917,000 for the year ended December 31, 2016. As a result of the enactment of the Tax Cuts and Jobs Act (the “Act”) during the fourth quarter of 2017, the federal tax rate applied to the Company’s deferred taxes was adjusted to reflect the 2018 tax rates (the rates at which the deferred tax items are expected to reverse). The change to the tax rates (including the rate change applied to deferred taxes reflected in other comprehensive income and certain tax-advantaged investments as reflected in other assets) resulted in an increase to the Company’s tax provision of $3,535,000. The Company’s net deferred tax assets consist of temporary differences associated with assets and liabilities that are potentially subject to future valuation adjustments, such as those acquired in business combinations. While the Company has utilized all the information that is currently available in determining the impact to tax expense resulting from the Act, the potential impact of provisional amounts have not been recorded. At this time, management believes that the resolution of these provisional amounts associated with the Act will not have a material impact to the financial condition or results of operations of the Company. During the year ended December 31, 2017, the Company adopted ASU 2016-09 “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” which due to the exercise of stock options in the current period, resulted in the recognition of $807,000 in excess tax benefits. The effective tax rate for the year ended December 31, 2017 was 41.11% compared to 31.30% for the year ended December 31, 2016.

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Quarter Ended December 31, 2017
For the quarter ended December 31, 2017, the Company reported unaudited consolidated net income of $335,000 and earnings per diluted common share of $0.02, compared to consolidated net income of $2,606,000 and $0.21 per diluted share for the same period in 2016. The decrease in net income during the fourth quarter of 2017 compared to the same period in 2016 was primarily due to an increase in the provision for income taxes of $2,572,000, an increase in total non-interest expenses of $2,196,000, and a decrease in non-interest income of $297,000, partially offset by an increase in net interest income of $2,794,000. The effective tax rate increased to 92.38% from 36.41% for the quarters ended December 31, 2017 and December 31, 2016, respectively, primarily due to the one-time adjustment to deferred taxes of $3,535,000 due to the prospective change in the marginal 2018 federal tax rate from 35% to 21%. Net income for the immediately trailing quarter ended September 30, 2017 was $4,494,000, or $0.36 per diluted common share.
Annualized return on average equity (ROE) for the fourth quarter of 2017 was 0.64%, compared to 6.19% for the same period of 2016. The decrease in ROE reflects a decrease in net income, and an increase in shareholders’ equity. Annualized return on average assets (ROA) was 0.08% for the fourth quarter of 2017 compared to 0.72% for the same period in 2016. This decrease is due to a decrease in net income and an increase in average assets. The one-time deferred tax asset revaluation expense of $3.54 million negatively impacted the Company’s ROE and ROA for the fourth quarter of 2017.
In comparing the fourth quarter of 2017 to the fourth quarter of 2016, average total loans increased by $144,924,000, or 19.44%. The majority of the loan growth was due to the FLB acquisition. During the fourth quarter of 2017, the Company recorded net loan charge-offs of $138,000 compared to net recoveries of $27,000 for the same period in 2016. The net charge-off (recovery) ratio, which reflects annualized net charge-offs to average loans, was 0.06% for the quarter ended December 31, 2017 compared to (0.01)% for the quarter ended December 31, 2016.
Average total deposits for the fourth quarter of 2017 increased $141,099,000 or 11.16% to $1,405,879,000 compared to $1,264,780,000 for the same period of 2016, primarily due to the FLB acquisition. In comparing the fourth quarter of 2017 to the fourth quarter of 2016, average borrowed funds increased $2,922,000 or 56.58% to $8,086,000 compared to $5,164,000.

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The Company’s net interest margin (fully tax equivalent basis) was 4.38% for the quarter ended December 31, 2017, compared to 4.20% for the quarter ended December 31, 2016. Net interest income, before provision for credit losses, increased $2,794,000, or 21.87%, to $15,567,000 for the fourth quarter of 2017, compared to $12,773,000 for the same period in 2016. The accretion of the loan marks on acquired loans increased interest income by $242,000 and $924,000 during the quarters ended December 31, 2017 and 2016, respectively. Net interest income during the fourth quarters of 2017 and 2016 benefited by approximately $96,000 and $85,000, respectively, from prepayment penalties and payoff of loans previously on nonaccrual status. The net interest margin period-to-period comparisons were impacted by an increase in the yield on the average investment securities and the loan portfolio. Over the same periods, the cost of total deposits decreased to 0.08% from 0.09%. The decrease in cost of total deposits is attributed to the decrease of time certificate deposit with cost yield of 0.24% compared to 0.40% as of December 31, 2017 and 2016, respectively.
For the quarter ended December 31, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased by $21,025,000, or 3.60%, compared to the quarter ended December 31, 2016, and increased by $73,848,000, or 13.88%, compared to the quarter ended September 30, 2017.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 2.91% for the quarter ended December 31, 2017, compared to 2.85% for the quarter ended December 31, 2016 and decreased as compared to 3.15% for the quarter ended September 30, 2017. Total average loans, which generally yield higher rates than investment securities, increased by $144,924,000 to $890,351,000 for the quarter ended December 31, 2017, from $745,427,000 for the quarter ended December 31, 2016 and increased by $119,574,000 from $770,777,000 for the quarter ended September 30, 2017. The effective yield on average loans was 5.48% for the quarter ended December 31, 2017, compared to 5.27% and 5.39% for the quarters ended December 31, 2016 and September 30, 2017, respectively.
Total average assets for the quarter ended December 31, 2017 were $1,644,685,000 compared to $1,454,412,000 for the quarter ended December 31, 2016 and $1,427,070,000 for the quarter ended September 30, 2017, an increase of $190,273,000 and $217,615,000, or 13.08% and 15.25%, respectively.

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Total average deposits increased $141,099,000, or 11.16%, to $1,405,879,000 for the quarter ended December 31, 2017, compared to $1,264,780,000 for the quarter ended December 31, 2016. Total average deposits increased $182,954,000, or 14.96%, for the quarter ended December 31, 2017, compared to $1,222,925,000 for the quarter ended September 30, 2017. The Company’s ratio of average non-interest bearing deposits to total deposits was 40.40% for the quarter ended December 31, 2017, compared to 37.70% and 39.92% for the quarters ended December 31, 2016 and September 30, 2017, respectively.
Non-interest income decreased $297,000, or 13.27%, to $1,941,000 for the fourth quarter of 2017 compared to $2,238,000 for the same period in 2016. For the quarter ended December 31, 2017, FHLB dividends decreased $195,000, loan placement fees decreased $111,000, and service charge income decreased $27,000, offset by an increase of $59,000 in interchange fees compared to the same period in 2016. The fourth quarter 2017 non-interest income included $6,000 net realized losses on sales and calls of investment securities compared to $84,000 net realized gains for the same period in 2016. Non-interest income for the quarter ended December 31, 2017 decreased by $613,000 to $1,941,000, compared to $2,554,000 for the quarter ended September 30, 2017. The decrease compared to the trailing quarter was primarily due to a $175,000 decrease in net realized gains on sales and calls of investment securities, and a $391,000 decrease in other income, partially offset by a $23,000 increase in FHLB dividends and a $3,000 increase in service charges. The decrease in other income as compared to the quarter ended September 30, 2017 was a result of recoveries on favorable legal settlements in the trailing quarter.
Non-interest expense for the quarter ended December 31, 2017 increased $2,196,000, or 20.12%, to $13,109,000 compared to $10,913,000 for the quarter ended December 31, 2016. The net increase quarter over quarter was a result of an increase in salaries and employee benefits of $1,298,000, a $118,000 increase in professional services, a $85,000 increase in license and maintenance contract expense, an increase in directors’ expenses of $49,000, an increase in personnel expenses of $63,000, and an increase of $46,000 in amortization of core deposit intangibles, partially offset by a decrease in data processing expenses of $72,000, a decrease in acquisition and integration expenses of $56,000, and a decrease of $3,000 in regulatory assessments.
Non-interest expense for the quarter ended December 31, 2017 increased by $2,715,000 compared to $10,394,000 for the trailing quarter ended September 30, 2017. The increase compared to the trailing quarter was

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primarily due to a $1,048,000 increase in acquisition and integration expenses, a $885,000 increase in salaries and employee benefits, a $224,000 increase in occupancy and equipment expense, a $40,000 increase in license and maintenance contracts, and a $9,000 increase in regulatory assessment expenses, partially offset by a decrease of $30,000 in directors’ expenses.
The Company recorded an income tax provision of $4,064,000 for the quarter ended December 31, 2017, compared to $1,492,000 for the quarter ended December 31, 2016. As a result of the enactment of the Tax Cuts and Jobs Act during the fourth quarter of 2017, the federal tax rate applied to the Company’s deferred taxes was adjusted to reflect the 2018 tax rates (the rates at which the deferred tax items are expected to reverse). The change to the tax rates (including the rate change applied to deferred taxes reflected in other comprehensive income) resulted in an increase to the Company’s tax provision of $3,535,000. During the year ended December 31, 2017, the Company adopted ASU 2016-09 “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” which due to the exercise of stock options in the quarter ended December 31, 2017, resulted in the recognition of $703,000 in excess tax benefits. The effective tax rate for the quarter ended December 31, 2017 was 92.38% compared to 36.41% for the same period in 2016.
Branch Consolidation
The Board of Directors of the Company has authorized management to consolidate the operations of two branch offices into neighboring branch offices of the Bank during the second quarter of 2018. The Caldwell office in Visalia, California, is expected to be consolidated into the nearby Floral office which on April 20, 2018. The Folsom Prairie City office is expected to be consolidated into the Folsom Sutter Street office on May 11, 2018. As both neighboring branches are within two to three miles of the branches being consolidated, management expects to be able to continue to provide superior customer service to all customers in the affected markets.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 24 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region.  Additionally, the Bank

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maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the expected cost savings, synergies and other financial benefits for the acquisition of Folsom Lake Bank might not be realized within the expected time frames or at all; and (8) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except share amounts)	2017	2017	2016

ASSETS
Cash and due from banks	$38,286	$26,195	$28,185
Interest-earning deposits in other banks	62,080	9,494	10,368
Federal funds sold	17	—	15
Total cash and cash equivalents	100,383	35,689	38,568
Available-for-sale investment securities (Amortized cost of $538,692, $507,477 and $548,640 at December 31, 2017, September 30,2017, and December 31, 2016, respectively)	542,704	515,077	547,749
Loans, less allowance for credit losses of $8,778, $8,916 and $9,326 at December 31, 2017, September 30, 2017, and December 31, 2016, respectively	891,901	769,810	747,302
Bank premises and equipment, net	9,398	8,920	9,407
Bank owned life insurance	27,807	23,639	23,189
Federal Home Loan Bank stock	6,843	5,594	5,594
Goodwill	53,777	40,311	40,231
Core deposit intangibles	3,027	1,243	1,383
Accrued interest receivable and other assets	25,815	22,743	29,900
Total assets	$1,661,655	$1,423,026	$1,443,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$585,039	$494,364	$495,815
Interest bearing	840,648	724,021	760,164
Total deposits	1,425,687	1,218,385	1,255,979
Short-term borrowings	—	—	400
Junior subordinated deferrable interest debentures	5,155	5,155	5,155
Accrued interest payable and other liabilities	21,254	18,254	17,756
Total liabilities	1,452,096	1,241,794	1,279,290
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	209,559	181,232	164,033
Total liabilities and shareholders’ equity	$1,661,655	$1,423,026	$1,443,323

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended,			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except share and per share amounts)	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans	$12,247	$10,423	$9,843	$43,534	$34,051
Interest on deposits in other banks	220	53	78	424	289
Interest and dividends on investment securities:
Taxable	1,962	1,818	1,390	6,526	5,876
Exempt from Federal income taxes	1,464	1,531	1,780	6,892	6,460
Total interest income	15,893	13,825	13,091	57,376	46,676
INTEREST EXPENSE:
Interest on deposits	279	200	285	969	975
Interest on junior subordinated deferrable interest debentures	39	39	33	147	121
Other	8	8	—	21	—
Total interest expense	326	247	318	1,137	1,096
Net interest income before provision for credit losses	15,567	13,578	12,773	56,239	45,580
(REVERSAL OF) PROVISION FOR CREDIT LOSSES	—	(900)	—	(1,150)	(5,850)
Net interest income after provision for credit losses	15,567	14,478	12,773	57,389	51,430
NON-INTEREST INCOME:
Service charges	768	765	795	3,053	2,849
Appreciation in cash surrender value of bank owned life insurance	171	150	148	621	558
Interchange fees	383	378	324	1,458	1,228
Loan placement fees	180	279	291	706	1,083
Net realized gains on sales and calls of investment securities	(6)	169	84	2,802	1,920
Other-than-temporary impairment loss on investment securities	—	—	—	—	(136)
Federal Home Loan Bank dividends	121	98	316	443	630
Other income	324	715	280	1,753	1,459
Total non-interest income	1,941	2,554	2,238	10,836	9,591
NON-INTEREST EXPENSES:
Salaries and employee benefits	6,874	5,989	5,576	24,738	21,881
Occupancy and equipment	1,510	1,286	1,243	5,186	4,754
Acquisition and integration expenses	1,211	163	1,267	1,828	1,782
Professional services	405	258	287	1,509	1,258
Data processing expense	490	407	562	1,740	1,707
Directors’ expenses	105	135	56	597	530
ATM/Debit card expenses	197	216	163	750	633
License & maintenance contracts	228	188	143	818	531
Regulatory assessments	170	161	173	652	642
Advertising	154	154	132	638	576
Internet banking expenses	182	181	181	705	678
Amortization of core deposit intangibles	93	47	47	234	149
Other expense	1,490	1,209	1,083	5,011	3,801
Total non-interest expenses	13,109	10,394	10,913	44,406	38,922
Income before provision for income taxes	4,399	6,638	4,098	23,819	22,099
PROVISION FOR INCOME TAXES	4,064	2,144	1,492	9,793	6,917
Net income	$335	$4,494	$2,606	$14,026	$15,182

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Central Valley Community Bancorp -- page 14

Net income per common share:
Basic earnings per common share	$0.02	0.37	$0.21	$1.12	$1.34
Weighted average common shares used in basic computation	13,533,677	12,208,313	12,129,490	12,472,095	11,331,166
Diluted earnings per common share	$0.02	0.36	$0.21	$1.10	$1.33
Weighted average common shares used in diluted computation	13,730,434	12,325,254	12,254,292	12,722,350	11,435,449
Cash dividends per common share	$0.06	$0.06	$0.06	$0.24	$0.24

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Central Valley Community Bancorp -- page 15

CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Dec. 31	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
For the three months ended	2017	2017	2017	2017	2016
(In thousands, except share and per share amounts)
Net interest income	$15,567	$13,578	$13,786	$13,308	$12,773
(Reversal of) provision for credit losses	—	(900)	(150)	(100)	—
Net interest income after provision for credit losses	15,567	14,478	13,936	13,408	12,773
Total non-interest income	1,941	2,554	4,096	2,246	2,238
Total non-interest expense	13,109	10,394	10,789	10,113	10,913
Provision for income taxes	4,064	2,144	2,295	1,291	1,492
Net income	$335	$4,494	$4,948	$4,250	$2,606
Basic earnings per common share	$0.02	$0.37	$0.41	$0.35	$0.21
Weighted average common shares used in basic computation	13,533,677	12,208,313	12,207,570	12,167,810	12,129,490
Diluted earnings per common share	$0.02	$0.36	$0.40	$0.35	$0.21
Weighted average common shares used in diluted computation	13,730,434	12,325,254	12,338,884	12,317,579	12,254,292

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
As of and for the three months ended	2017	2017	2017	2017	2016
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	0.97%	1.14%	1.21%	1.21%	1.23%
Non-performing assets to total assets	0.18%	0.22%	0.23%	0.23%	0.18%
Total non-performing assets	$2,945	$3,162	$3,293	$3,341	$2,542
Total nonaccrual loans	$2,875	$2,968	$3,099	$3,079	$2,180
Net loan charge-offs (recoveries)	$138	$(519)	$(233)	$12	$(27)
Net charge-offs (recoveries) to average loans (annualized)	0.06%	(0.27)%	(0.12)%	0.01%	(0.01)%
Book value per share	$15.30	$14.84	$14.51	$13.95	$13.51
Tangible book value per share	$11.15	$11.44	$11.10	$10.53	$10.08
Tangible common equity	$152,755	$139,678	$135,567	$128,481	$122,419
Cost of total deposits	0.08%	0.06%	0.08%	0.08%	0.09%
Interest and dividends on investment securities exempt from Federal income taxes	$1,464	$1,531	$1,775	$2,122	$1,780
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.38%	4.43%	4.48%	4.36%	4.20%
Return on average assets (2)	0.08%	1.26%	1.37%	1.17%	0.72%
Return on average equity (2)	0.64%	10.05%	11.41%	10.20%	6.19%
Loan to deposit ratio	63.18%	63.91%	61.75%	60.32%	60.24%
Tier 1 leverage - Bancorp	9.71%	9.86%	9.43%	9.01%	8.75%
Tier 1 leverage - Bank	9.46%	9.76%	9.33%	8.92%	8.64%
Common equity tier 1 - Bancorp	12.90%	13.09%	12.92%	12.54%	12.48%
Common equity tier 1 - Bank	12.96%	13.35%	13.17%	12.80%	12.59%
Tier 1 risk-based capital - Bancorp	13.28%	13.48%	13.31%	12.93%	12.74%
Tier 1 risk-based capital - Bank	12.96%	13.35%	13.17%	12.80%	12.59%
Total risk-based capital - Bancorp	14.07%	14.39%	14.27%	13.89%	13.72%
Total risk based capital - Bank	13.74%	14.26%	14.14%	13.76%	13.57%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 16

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

	For the Three Months Ended			For the Years Ended
AVERAGE AMOUNTS	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2017	2017	2016	2017	2016
Federal funds sold	$7	$87	$16	$35	$116
Interest-bearing deposits in other banks	64,830	16,316	53,220	36,709	53,514
Investments	540,937	515,523	531,513	531,682	507,230
Loans (1)	887,374	767,770	743,612	790,504	644,282
Federal Home Loan Bank stock	6,843	5,594	5,284	5,909	4,940
Earning assets	1,499,991	1,305,290	1,333,645	1,364,839	1,210,082
Allowance for credit losses	(8,910)	(9,382)	(9,339)	(9,258)	(10,098)
Nonaccrual loans	2,977	3,007	1,815	2,839	2,291
Other non-earning assets	150,627	128,155	128,291	133,276	118,732
Total assets	$1,644,685	$1,427,070	$1,454,412	$1,491,696	$1,321,007

Interest bearing deposits	$837,904	$734,679	$787,983	$784,318	$727,080
Other borrowings	8,086	7,297	5,164	6,930	5,157
Total interest-bearing liabilities	845,990	741,976	793,147	791,248	732,237
Non-interest bearing demand deposits	567,975	488,246	476,797	499,987	417,151
Non-interest bearing liabilities	20,047	18,075	15,917	17,954	17,294
Total liabilities	1,434,012	1,248,297	1,285,861	1,309,189	1,166,682
Total equity	210,673	178,773	168,551	182,507	154,325
Total liabilities and equity	$1,644,685	$1,427,070	$1,454,412	$1,491,696	$1,321,007

AVERAGE RATES
Federal funds sold	1.50%	1.25%	0.54%	1.50%	0.51%
Interest-earning deposits in other banks	1.36%	1.30%	0.59%	1.16%	0.54%
Investments	3.09%	3.21%	3.08%	3.19%	3.09%
Loans (3)	5.48%	5.39%	5.27%	5.51%	5.29%
Earning assets	4.47%	4.51%	4.30%	4.50%	4.18%
Interest-bearing deposits	0.13%	0.11%	0.14%	0.12%	0.13%
Other borrowings	2.33%	2.58%	2.56%	2.42%	2.35%
Total interest-bearing liabilities	0.15%	0.13%	0.16%	0.14%	0.15%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.38%	4.43%	4.20%	4.41%	4.09%

(1)	Average loans do not include nonaccrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds of $754, $789, and $917, for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $3,551 and $3,327 for the year ended December 31, 2017 and 2016, respectively.

(3)
Loan yield includes loan fees (costs) for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016 of $264, $(49), and $165, respectively. Loan yield includes loan fees (costs) for the year ended December 31, 2017 and 2016 of $684, and $134, respectively.

CONTACT: Investor Contact:
Dave Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp
559-222-1322